 Exhibit 107

Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)

Zendesk, Inc.
(Name of Registrant as Specified in its Charter)

Table 1:  Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$10,332,670,062.50	.0000927	$957,838.51
Fees Previously Paid	–		–
Total Transaction Valuation	$10,332,670,062.50
Total Fees Due for Filing			$957,838.51
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$957,838.51

(i)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share (“Common Stock”), of Zendesk, Inc. (the “Registrant”)

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on July 19, 2022, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 133,324,775, which consists of (a) 123,429,222 issued and outstanding shares of Common Stock; (b) 3,495,276 shares of Common Stock subject to issuance pursuant to outstanding options to purchase shares of Common Stock, excluding outstanding purchase rights under the Registrant’s 2014 Employee Stock Purchase Plan (the “ESPP”); (c) 6,270,359 shares of Common Stock subject to issuance pursuant to outstanding time-based restricted stock units; and (d) 129,918 shares of Common Stock subject to issuance pursuant to outstanding awards of performance-based restricted stock units (assuming achievement of the target level of performance at the end of the applicable performance period).

(iii)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (a) 133,324,775 shares of Common Stock (including 3,495,276 shares of Common Stock subject to issuance pursuant to outstanding options to purchase shares of Common Stock, excluding outstanding purchase rights under the ESPP; 6,270,359 shares of Common Stock subject to issuance pursuant to outstanding time-based restricted stock units; and 129,918 shares of Common Stock subject to issuance pursuant to outstanding awards of performance-based restricted stock units (assuming achievement of the target level of performance at the end of the applicable performance period)) that are exchangeable for cash in the merger and (b) the merger consideration of $77.50 (collectively the “Total Consideration”).  The filing fee equals the product of .0000927 multiplied by the Total Consideration.